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 FORM 3                                                                                                      OMB APPROVAL
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                                                                                                        OMB Number: 3235-0104
                                                                                                        Expires: December 31, 2001
                                                                                                        Estimated average burden
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                                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                                     WASHINGTON, DC 20549

                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
            of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person  2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
     Peets      Terry          R.            Statement
-----------------------------------------      (Month/Day/Year)               Fields Technologies, Inc. FLDT
     (Last)     (First)     (Middle)            3/18/02                -------------------------------------------------------------
    327 Coral Avenue                      ---------------------------- 5. Relationship of Reporting      6. If Amendment, Date
-----------------------------------------   3. IRS or Social Security         Person to Issuer              of Original
             (Street)                        Number of Reporting          (Check all applicable)            (Month/Day/Year)
                                             Person (Voluntary)        [X] Director   [ ] 10% Owner      7.Individual or Joint/Group
  Balboa Island     CA        92662                                    [ ] Officer    [ ] Other(specify     Filing (Check Applicable
----------------------------------------    --------------------------     (give title          below)      Line)
      (City)      (State)      (Zip)                                        below)                          [X] Form filed by One
                                                                                                                Reporting Person
                                                                          ------------------------------    [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                                           TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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Explanation of Responses:


                                                                                      /s/ Terry R. Peets                 3/29/02
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)
